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                                                                    EXHIBIT 99.1

                   [Spectrum Pharmaceuticals, Inc. Letterhead]


Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247

            SPECTRUM PHARMACEUTICALS COMPLETES $3 MILLION FINANCING
                             LED BY BAYSTAR CAPITAL

      IRVINE, Calif., August 14, 2003 - Spectrum Pharmaceuticals, Inc. (NASDAQ:
SPPI) today announced that it has raised approximately $3.0 million through the sale of newly issued shares of common stock and warrants to selected institutional and accredited investors, led by Baystar Capital and North Sound Funds. The Company expects to use the net proceeds from this financing for working capital and general corporate expenses, including the development and potential acquisition of oncology drug candidates.

      "This financing furthers strengthens Spectrum's balance sheet, and enhances the resources available to fund the development of EOquin and elsamitrucin, acquire additional late stage oncology drugs and expand our generic drug portfolio", stated Rajesh Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum. "We are particularly pleased that this transaction was led by funds and affiliates of funds who are existing stockholders and have participated in previous offerings. Their continued support of our efforts to enhance the value of the Company is deeply appreciated."

      The Company issued 737,040 shares of common stock at a price of $4.10 per share. In addition, purchasers of the common stock received warrants to purchase up to 368,520 shares of common stock at $4.75 per share. If exercised, the warrants could generate up to an additional $1.8 million in proceeds to Spectrum. The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or an exemption from registration requirements.

      Spectrum Pharmaceuticals' primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company's lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin's lymphoma. Eoquin(TM) is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S.



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      Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information about the Company, visit the Company's web site at www.spectrumpharm.com.

      This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to the use of proceeds from the financing, our product development plans and any statements that relate to the intent, belief, plans or expectations of the company or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include our lack of revenues and need for additional financing, the possibility that our existing drug product candidates may not prove to be safe or effective, our limited experience in establishing strategic alliances, our limited experience with the generic drug industry and other risks that are described in further detail in the Company's reports filed with the Securities and Exchange Commission.